Exhibit 99.1

Dana to Divest Interests in Getrag Joint Ventures

Will Focus on Proprietary AWD Driveline Products

MAUMEE, OHIO – July 28, 2011 – Dana Holding Corporation (NYSE: DAN) today announced it has signed definitive agreements to sell its equity in two joint ventures to Getrag. These transactions are part of a larger transaction between Getrag and GKN plc. Immediately following the sale of Dana interests in the joint ventures, Getrag will sell these and other assets to GKN.

The two joint ventures, both with Getrag subsidiaries, are:

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Getrag Corporation in the U.S., which produces rear axle units (also referred to as rear drive units, or RDUs) and power take-off units (also referred to as power transfer units, or PTUs) and timing gears for light vehicles. Dana holds a 49 percent interest in this venture; and

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Getrag All Wheel Drive, based in Sweden, produces all-wheel-drive systems and miscellaneous chassis components for light vehicles. Dana indirectly owns 25.2 percent of Getrag All Wheel Drive. Dana and Getrag (via Getrag Dana Holding GmbH) together own 60 percent of Getrag All Wheel Drive, a joint venture with Volvo.

Dana will receive U.S. $136 million in cash for the equity stakes in the two joint ventures, and will use the proceeds to further strengthen its liquidity position and overall balance sheet. The transaction is contingent upon receiving required regulatory approvals.

“The sale of our interests in these businesses represents a divesture of non-strategic assets,” said Dana President and Chief Executive Officer Roger J. Wood. “Our ongoing focus will be on our core strategic products in on-highway and off-highway driveline technologies, including proprietary all-wheel-drive products, and power technologies.”

The transaction is expected to close in September 2011.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 24,000 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit: www.dana.com.

Investor Contact	Media Contact
Lillian Etzkorn: 419.887.5160	Chuck Hartlage: 419.887.5123

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